May 23, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

Changes in Fund's Certifying Accountant

Previous independent accountants -
PricewaterhouseCoopers LLP

On April 11, 2000, pursuant to the regular meetings of the Board of Directors, the following appointment was resolved. The Audit and Compliance Committee and the Board of Directors of North American Government
Bond Fund (the Fund) participated in and approved the decision to change the Fund's independent accountants from PricewaterhouseCoopers LLP to Deloitte &
Touche LLP.

The reports of PricewaterhouseCoopers LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the Fund's audits for the two most recent fiscal years and through April 11, 2000, there have been no disagreements with
PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PriceWaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through April 11, 2000, there have been no reportable events
(as defined in Regulation S-K Item 304(a)(1)(v)).

The Fund has requested that PricewaterhouseCoopers
LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above referenced statements. A copy of such letter, dated
May 23, 2000, is filed as an attachment to the Fund's
Form N-SAR.



New Independent Accountants - Deloitte & Touche
LLP

The Fund engaged Deloitt & Touche LLP as its new independent accountants as of April 11, 2000. During the two most recent fiscal years and through April 11, 2000, the Fund has not consulted with Deloitte &
Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund's financial statements, and either a written report was provided to the Fund or oral advice was provided that Deloitte &
Touche LLP concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item
304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item
304(a)(1)(v) of Regulation S-K.

Yours truly,




Charles A. Rizzo
Director/Treasurer
Deutsche Asset Management
One South Street
Baltimore, MD  21202
Securities and Exchange Commission
May 23, 2000
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